The Moneypaper, Inc.
                             1010 Mamaroneck Avenue
                           Mamaroneck, New York 10543


                                                               December 28, 1998

Board of Directors of
     MP 63 Fund, Inc.
The Hauppauge Corporate Center
150 Motor Parkway
Hauppauge, New York 11788

Gentlemen:

       I hereby subscribe for 10,000 shares of the Common Stock, $.001 par value per share, of MP 63 Fund, Inc. (the "Fund"), a Maryland corporation (the "Company") at $10.000 per share for an aggregate purchase price of $100,000. My payment in full is confirmed.

       I hereby represent and agree that I am purchasing these shares of stock for investment purposes, for my own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares. I further agree that if any of such shares redeemed during the period that the deferred organizational expenses of the Company are being amortized, I will reimburse the Company then unamortized organizational expenses in the same ratio as the number of shares redeemed bears to the number of such shares held at the time of redemption.

                                       Very truly yours,



                                        By: /s/ VITA NELSON
                                            --------------------
                                            The Moneypaper, Inc.
                                            Vita Nelson, Chief Executive Officer


Confirmed and Accepted:

MP 63 Fund, Inc.

By: /s/ ROD DRYSDALE
    -------------------------